Exhibit 99.1

MOHAWK GROUP APPOINTS BARI HARLAM TO ITS BOARD OF DIRECTORS

NEW YORK, NY February 20, 2020 — Mohawk Group Holdings, Inc. (NASDAQ: MWK, “Mohawk Group”, the “Company”) the tech-enabled, consumer-focused product company, today announced that Bari Harlam, EVP, Chief Marketing Officer North America at Hudson’s Bay Company, has been appointed to the Company’s Board of Directors (the “Board”), effective February 19, 2020. Following this announcement, the Board will include seven members.

Yaniv Sarig, Co-Founder and Chief Executive Officer of Mohawk Group, stated, “We are pleased to welcome Bari to our Board. She is a seasoned marketing executive with important leadership experience at several large consumer companies. Her background will be extremely valuable as we continue to expand and evolve our product offering and grow our presence on marketplaces in the U.S. and internationally.”

Harlam commented, “I’m honored to be joining the Mohawk Group Board of Directors. I admire the Company’s strong positioning given its proprietary artificial intelligence, diverse and growing product portfolio and accelerating launch cadence. I look forward to working with the Board and management to help guide the future of the Company as the team focuses on gaining additional market share and leveraging its unique business model to drive profitability and increased shareholder value.”

Since April 2018, Harlam has served as EVP, Chief Marketing Officer North America at Hudson’s Bay Company [TSX: HBC]. Prior to her time at Hudson’s Bay Company, she was EVP, Membership, Marketing & Analytics at BJ’s Wholesale Club [NYSE: BJ] from July 2012 to December 2016. Before joining BJ’s Wholesale Club, she served as Chief Marketing Officer at Swipely, now called Upserve, from August 2011 to July 2012 and prior to that, she spent 11 years at CVS Health [NYSE: CVS] as SVP, Marketing. Early in her career, she was a Professor at Columbia University and The University of Rhode Island.

Harlam currently serves on the Board of Directors of Eastern Bank. In addition, she was an Adjunct Professor at The Wharton School at The University of Pennsylvania from January 2015 to May 2018. She received a Bachelor of Science in Marketing and Decision Sciences, a Master of Science in Econometrics and a Ph.D in Marketing from The University of Pennsylvania, The Wharton School.

About Mohawk Group Holdings, Inc.

Mohawk Group Holdings, Inc. and subsidiaries (“Mohawk”) is a rapidly growing technology-enabled consumer products company that uses machine learning, natural language processing, and data analytics to design, develop, market and sell products. Mohawk predominately operates through online retail channels such as Amazon and Walmart. Mohawk has incubated and grouped four owned and operated brands: hOme, Vremi, Xtava and RIF6. Mohawk sells products in multiple categories, including home and kitchen appliances, kitchenware, environmental appliances (i.e., dehumidifiers and air conditioners), beauty-related products and, to a lesser extent, consumer electronics. Mohawk was founded on the premise that if a company selling consumer packaged goods was founded today, it would apply artificial intelligence and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events, or developments that we expect, believe, or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding our continued expansion, evolving product offering, presence in U.S. and international marketplaces, market share, profitability and shareholder value. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our cash flows and revenue growth rate; our supply chain, sourcing, manufacturing and warehousing; international tariffs and trade measures; inventory management, product liability claims, recalls, or other safety concerns; reliance on third-party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on December 30, 2019, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Media Contact

Jessica Liddell

ICR

203-682-8200

MohawkPR@icrinc.com

Investor Contacts

Ilya Grozovsky

Mohawk Group

917-905-1699

Ilya@mohawkgp.com

Brendon Frey

ICR

203-682-8200

Brendon.Frey@icrinc.com

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